EXHIBIT 10(a)
BANCORPSOUTH, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated, Effective January 1, 2009)

BANCORPSOUTH, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated, Effective January 1, 2009)

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Page

ARTICLE X — GENERAL PROVISIONS	7
Funding	7
Entire Agreement	7
Binding Effect	8
Governing Law	8
Severability	8
Not an Employment Agreement	8

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BANCORPSOUTH, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     BancorpSouth, Inc., a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby amends and restates, in its entirety, the BancorpSouth, Inc. Supplemental Executive Retirement Plan, which plan has been entered into via individual deferred compensation agreements with participants and amended thereafter, from time to time (the “Prior Plan”); this amendment and restatement shall be effective January 1, 2009 (the “Effective Date”) (the “Plan”). The individual compensation agreements shall be restated in their entirety in this document and renamed the Supplemental Executive Retirement Plan.
ARTICLE I
PURPOSE
     This Plan is intended to be an unfunded deferred compensation arrangement for the benefit of designated key management employees of the Company and its affiliates and subsidiaries, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan that is subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined herein) or Beneficiary (as defined herein) hereunder to enforce such obligation shall be solely as a general creditor of the Company. This Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), but is intended to comply with the provisions of Code Section 409A.
ARTICLE II
DEFINITIONS
     2.1 Affiliate means a subsidiary corporation or other entity with respect to which the Company owns, directly or indirectly, 80% or more of the total combined voting power of all classes of stock or other equity.
     2.2 Beneficiary means the person, persons, entity or entities designated by a Participant, in writing, to receive death benefits payable under the Plan as provided herein. Any such designation shall be effective upon its receipt and acceptance by the Committee or its designee. A Participant shall be entitled to modify his or her designation at any time, by delivery of a new writing to the Committee. Any such modification shall be effective upon its receipt and acceptance by the Committee or its designee.
     2.3 Board of Directors or Board means the Board of Directors of the Company, as constituted from time to time.
     2.4 Change in Control means and is deemed to occur upon the occurrence of either of the following:
a.	any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, excluding the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities; or

b.	during any one-year period, the entire Board of Directors ceased, for any reason, to constitute two-thirds thereof, or during any period of two consecutive years, individuals who, at the beginning of such two-year period, constituted the entire Board of Directors of the Company, ceased, for any reason to constitute at least a majority thereof.

     2.5 Committee means the administrator of this Plan, which shall be the Compensation Committee of the Board of Directors, provided that the Committee may delegate its ministerial obligations hereunder to members of the human resources department.
     2.6 Confidential Information means all confidential and proprietary information of the Company or its Affiliate, including without limitation (i) information derived from customer data (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) business plans, services, and products (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae, budgets, and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by the Company, (xi) all information related to the business, products, purchases or sales of the Company or its Affiliates, (x) acquisition and expansion strategies, and marketing plans, other than information that is publicly available.
     2.7 Disabled or Disability means that a Participant by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months (a) has been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an Affiliate, or (b) is unable to engage in any substantial gainful employment.
     2.8 Early Retirement Date or Early Retirement Age means the date on which a Participant attains age 55.
     2.9 Final Compensation means an amount determined by dividing a Participant’s Annual Compensation for the three-year period immediately preceding Participant’s death, Disability or Separation from Service, as applicable, by 36. For this purpose, “Annual Compensation” means the Participant’s annualized compensation as determined under the BancorpSouth, Inc. Retirement Plan, provided that any amount deferred under the BancorpSouth, Inc. Deferred Compensation Plan shall be included in such calculation.
     2.10 Normal Retirement Date or Normal Retirement means the date on which a Participant attains age 65.
     2.11 Payment Date means the first business day of the calendar month following the later of Participant’s Separation from Service or attainment of the Early Retirement Age.
     2.12 Separation From Service or Separation Date means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases for any reason, or (b) the Company and such Participant reasonably anticipate that the Participant will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant shall be deemed to incur a Separation From Service if he or she continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as an employee or independent contractor, during the immediately preceding 36-month period.
     2.13 Retirement Benefit means a benefit payable under Article V hereof.
     2.14 Specified Employee shall be determined in accordance with Code Section 409A and generally shall mean a Participant who is a “key employee” of the Company and its Affiliates, as defined in Code Section 416(i), (ii), or (iii), but determined without regard to paragraph (i)(5) thereof, as of his or her Separation Date. A Participant who satisfies such requirements as of a December 31st shall be considered a Specified Employee hereunder during the 12-month period commencing on the immediately following April 1st.
ARTICLE III
ELIGIBILITY
     The Committee, in its discretion, shall designate executives, officers, and key employees of the Company and its Affiliates as Participants hereunder, who may be designated individually or by groups or categories. Any such determination shall be conclusive and binding upon all persons. The Committee, or its designee, shall notify each such executive, officer or employee of his or her designation hereunder.
ARTICLE IV
VESTING
     If a Participant’s Separation Date occurs before his death, Disability or attainment of Early Retirement Age, or the occurrence of a Change in Control, then notwithstanding any provision of the Plan to the contrary, he or she shall forfeit all benefits hereunder. In such event, the obligations of the Company and its Affiliates with respect to such Participant and any person claiming a right or benefit through such Participant shall be extinguished. Upon attainment of Early Retirement Age, a Participant shall vest in 50% of his or her Retirement Benefit.
     Notwithstanding the foregoing, after or prior to Separation from Service, during the period of payments under the Plan, any Participant who competes, directly or indirectly, with the Company or an Affiliate in any capacity in any State in which the Company or an Affiliate is engaged in business operations shall forfeit any benefit under the Plan. Any Participant who discloses to a third party or uses for his or her own benefit or the benefit of another any Confidential Information about the Company or an Affiliate shall forfeit any benefit under the Plan.
ARTICLE V
RETIREMENT BENEFITS
     5.1 Time of Payment. Payment of a Participant’s Retirement Benefit shall commence as of his or her Payment Date. Notwithstanding the foregoing, if such Participant is a Specified Employee as of his or her Separation Date, the commencement of his or her Retirement Benefit, shall be delayed until the first business day of the seventh whole calendar month following his or her Separation Date. In the event of any delay hereunder, the first monthly payment shall include, without liability for interest or loss of investment opportunity thereon, the principal amount of all Retirement Benefits otherwise payable between the actual commencement of such benefits and such Participant’s Payment Date.
     5.2 Form of Payment. A Retirement Benefit hereunder shall be paid in the form of equal monthly payments over a period of ten years.
     5.3 Amount of Payment. Such annual benefit shall equal 15% of the Participant’s Final Compensation, provided that such Benefit shall be reduced by a percentage equal to five multiplied by the Participant’s age in whole numbers at Separation from Service at age 65, provided that any negative number shall be disregarded. Notwithstanding the foregoing, in the event a Change in Control occurs prior to a Participant’s Separation from Service, there shall be no reduction in his or her Retirement Benefit as a result of his or her failure to attain age 65.

ARTICLE VI
DEATH BENEFITS
     6.1 Definitions. As used herein:
a.	Death Benefit means a benefit payable to the Surviving Spouse or other Beneficiary of an Eligible Participant in accordance with this Article VI.

b.	Surviving Spouse means (i) if a Participant dies before his or her Payment Date, the person to whom the Participant is lawfully married as of the date of his or her death, or (ii) if such Participant dies after his or her Payment Date, the person to whom such Participant was lawfully married on his or her Payment Date and on the date of his or her death.
     6.2 Death While Employed. If a Participant dies while he or she is employed by the Company or an Affiliate, such Participant’s Surviving Spouse or other Beneficiary shall receive a Death Benefit equal to the greater of the following:
a.	7.5% of the Participant’s Final Compensation, or

b.	15% of the Participant’s Final Compensation, reduced by a percentage equal to five multiplied by the difference between Participant’s age in whole numbers at death and 65, provided that any negative number shall be disregarded.
Payment of such benefit shall be made in equal monthly installments commencing on the first business day of the second calendar month following the Participant’s date of death and ending as of the tenth anniversary of such payment.
     6.3 Death After Retirement Benefit Commencement. If a Participant dies after his or her Retirement Benefit commences, the Participant’s Surviving Spouse or other Beneficiary shall continue to receive such benefit, commencing on the first business day of the second calendar month following such Participant’s date of death and ending on the tenth anniversary of the original commencement of Participant’s benefit.
     6.4 Payment to Beneficiary. Death Benefits payable to a Surviving Spouse hereunder shall be payable to a deceased Participant’s Beneficiary, or if no Beneficiary has been designated or survives the Participant, to the Participant’s estate, in the following circumstances:
a.	If a Participant dies while employed by the Company or an Affiliate, with no Surviving Spouse;

b.	If a Participant dies after his or her Payment Date, but the Participant and his or her Surviving Spouse (if any) die before the expiration of the ten-year payment period; or

c.	If a death benefit payable to a Surviving Spouse has commenced, but such spouse dies before the expiration of the ten-year payment period.
Any Death Benefit payable to a Beneficiary or estate under this Section 6.5 shall commence on the first business day of the second calendar month following the date of death of the Participant or his or her Surviving Spouse, as the case may be, and shall cease as of the expiration of the original ten-year payment period measured from the Payment date, provided that any month for which no payment shall be added to such period.

ARTICLE VII
OTHER BENEFITS
     7.1 Disability Benefits. If a Participant becomes Disabled while employed by the Company or its Affiliates, he or she shall be entitled to receive a Disability Benefit, equal to the greater of the following:
     a. 7.5% of the Participant’s Final Compensation, or
     b. 15% of the Participant’s Final Compensation, reduced by a percentage equal to five multiplied by the difference between Participant’s age in whole numbers at Disability and 65, provided that any negative number shall be disregarded.
     Such benefit shall be paid in the form of monthly installments over a ten-year period commencing with 90 days of Plaintiff’s Disability.
ARTICLE VIII
PARTICIPANTS’ RIGHTS
     8.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any benefit or amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.
     8.2 Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall be the obligation of the Company or the Affiliate with respect to which the Participant is employed. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations under this Plan, the Company or such Affiliate, as the case may be, shall remain responsible for such deficiency.
     8.3 Taxes. The Company, an Affiliate or any third-party payor shall deduct from the amount of any benefits payable under this Plan any taxes required to be withheld under applicable federal or state tax laws.
     Notwithstanding the foregoing, the Company shall pay on behalf of each Participant hereunder an amount such that after the payment of all income and employment taxes due with respect to such amount, the remainder equals the amount of any employment tax due with respect to the periodic accrual of benefits hereunder. Such amount shall be paid by the Company as and when such taxes are required to be remitted to the Internal Revenue Service in accordance with the provisions of Code Section 3121, but in no event later than December 31st following the year in which a Participant is required to remit the amount of any such tax.
     8.4 Company’s Protection. By commencing participation herein, each Participant shall be deemed to have agreed to cooperate with the Company by furnishing any and all information reasonably requested by the Committee in order to facilitate the funding or payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Company or the Plan may deem necessary to obtain insurance to fund the payment of benefits hereunder. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder.
     8.5 Unsecured Creditor Status. The right of a Participant or his or her Surviving Spouse or Beneficiary to receive benefits hereunder shall be solely those of an unsecured creditor of the Company and its Affiliates. Any insurance policy, including the proceeds thereof, or other asset acquired or held by the Company or an Affiliate in connection with its benefit obligations hereunder shall not be deemed to be held under any trust for the benefit of the Participant or his or her Surviving Spouse or Beneficiary or to be security for the performance of the obligations of the Company and its Affiliates, but shall be a general unpledged and unrestricted asset.
ARTICLE IX
PLAN ADMINISTRATION
     9.1 Powers of the Committee. The Committee shall have the discretionary power and authority to interpret the provisions of this Plan an any form or other document ancillary thereto, to determine all questions arising under this Plan including, without limitation, all questions concerning administration, eligibility, and the amount or payment of any benefit payable hereunder. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, adopt forms and execute agreements required hereunder, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any related form or agreement.
     Any determination by the Committee need not be uniform as to all or any Participants hereunder. Any such determination shall be conclusive and binding on all persons claiming any interest in the Plan or a benefit hereunder. Neither the Company nor its officers, employees, members of the Committee or any member of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
     9.2 Delegation of Administrative Authority; Experts. The Committee, in its sole discretion, may delegate such nondiscretionary, ministerial duties as it deems appropriate to such officers or employees of the Company as it deems necessary or appropriate. When acting in accordance with such delegation (whether made orally or in writing), any such officer or employee shall be deemed to possess the power and authority granted to the Committee hereunder. The Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary or advisable to administer this Plan.
     9.3 Claims for Benefits. If a Participant or Surviving Spouse or Beneficiary believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, from the Committee. If the request for distribution is disputed or denied by the Committee, the following action shall be taken:
a.	Such Participant or Surviving Spouse or Beneficiary shall be notified, in writing, of the dispute or denial as soon as possible (but no later than 90 days) after receipt of the request for a distribution. The notice shall set forth the specific reasons for the denial, including any relevant provisions of the Agreement, and shall explain the review procedure of the Plan.

b.	Such Participant or Surviving Spouse or Beneficiary shall be entitled to full review of his or her claim after receipt of written notification of a denial. A Participant (or Surviving Spouse or Beneficiary) desiring a review of a dispute or denial must request such a review, in writing, not later than 60 days after notification from the Committee. During the review, the Participant (or Surviving Spouse or Beneficiary) may be represented and shall have the right to inspect all documents pertaining to the dispute or denial.
The Committee shall render its decision within 60 days after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Surviving Spouse or Beneficiary), in writing, and the decision shall be rendered no later than 120 days after the receipt of the request. The decision of the Committee shall be in writing and include specific reasons for the action taken and specific references to the Plan provisions on which the decision is based.
     9.4 Cash Out of Small Benefits. Notwithstanding the provisions of this Plan to the contrary, if the present value of a Retirement, Disability, or Death Benefit payable as of a Participant’s Payment Date, or date of death, as the case may be, is less than the amount determined under Code Section 402(g) as of such date, the Committee shall distribute such amount to the Participant or Surviving Spouse or Beneficiary, as the case may be, in the form of a single-sum payment as of the first business day of the second calendar month thereafter. No additional benefit shall be payable with respect to such Participant hereunder. The amount of such benefit shall be determined using the interest rate, group mortality table and other actuarial factors in effect under the Company’s pension plan, from time to time, to determine the amount of single-sum payments thereunder.
     9.5 Amendment and Termination. Subject to the following, the Board shall have the right, at any time, to amend or terminate this Plan, in whole or in part:
a.	No such amendment or termination shall reduce any benefits or rights accrued as of the effective date of such termination or amendment, without the prior written consent of each affected Participant, Surviving Spouse or Beneficiary hereunder;

b.	If the Plan is terminated payments hereunder shall be made or at such time and in such manner as may be prescribed under the terms of the Plan.
ARTICLE X
GENERAL PROVISIONS
     10.1 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts to be added to the trust. The property comprising the assets of any such trust, including any insurance policy on the life of a Participant purchased by any such trust or contributed to any such trust by the Company, shall at all times remain the property of such trust. The trustee of any such trust shall distribute the assets comprising such trust in accordance with the provisions of the Plan and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of any such trust to or for the benefit of the Company, except as provided in any applicable trust agreement.
     10.2 Entire Agreement. This Plan, together with the agreement of participation entered into by the Participant, shall constitute the entire understanding between the Company and the Participant with respect to the benefits provided hereunder.

     10.3 Binding Effect. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, including its successors and assigns, whether by corporate merger, consolidation, reorganization or otherwise.
     10.4 Governing Law. The provisions of this Plan shall be construed according to the laws of the State of Mississippi, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
     10.5 Severability. Each provision of this Plan is intended to be severable. In the event that any one or more of the provisions contained in this Plan shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Plan, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Plan without such provision.
     10.6 Not an Employment Agreement. Nothing contained herein shall be deemed to constitute an employment agreement between the Company or an Affiliate and any Participant hereunder or to otherwise constitute a promise or guarantee of any term of employment or rate of compensation.
     10.7 Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void. This Plan is intended to be a restatement of the Prior Plan for purposes of compliance with Code Section 409A and is not intended to increase any benefits thereunder. This Plan shall not be construed to increase any benefits hereunder.
     This Supplemental Executive Retirement Plan was approved by the Board of Directors of BancorpSouth, Inc. on the          day of December, 2008, to be effective as of the date first written above.

BANCORPSOUTH, INC.
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